UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2006

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 6, 2006, we announced that we appointed Bradley T. Miller as our senior vice president and chief financial officer, effective September 19, 2006.  Mr. Miller will serve at an annual salary of $275,000.   Mr. Miller will be eligible to participate in the Aspen Technology, Inc. Executive Annual Incentive Bonus Plan for our fiscal year ending June 30, 2007, which plan is described in, and is attached as an exhibit to, our current report on Form 8-K, which we filed with the Securities and Exchange Commission on July 6, 2006.  Subject to approval of the compensation committee of our board of directors, Mr. Miller also will be entitled to receive

•                  an option to purchase 100,000 shares of our common stock, which shares shall vest in sixteen equal quarterly installments, and

•                  34,000 performance contingent restricted stock units, subject to the terms and conditions of our 2005 stock incentive plan and the restricted stock unit agreement that shall be executed evidencing such grant.

Since September 2005, Mr. Miller had served as senior vice president and chief financial officer of Viisage Technology, Inc., an identity solutions technology company.  From May 2004 to August 2005, Mr. Miller was vice president of finance, corporate controller and chief accounting officer for Sonus Networks, Inc., a provider of voice infrastructure products. From March 2000 through May 2004, Mr. Miller was with Sapient Corporation, an information technology and business consulting firm.  Mr. Miller joined Sapient in March 2000 as corporate controller, and was appointed vice president in August 2001 and chief accounting officer in November 2002.  From September 1999 until March 2000, Mr. Miller served as vice president and corporate controller of JuniorNet Corporation, an Internet content provider, and from August 1996 to September 1999 was director of financial reporting of Wang Global, a worldwide provider of network services. Mr. Miller previously was a member of the audit practice with Coopers & Lybrand where he earned his C.P.A. license.  Mr. Miller is 45 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: September 6, 2006	By:	/s/ Frederic G. Hammond
Frederic G. Hammond Senior Vice President and General Counsel